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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 28th day of January 2000, among AMERICAN SEAFOODS, L.P. ("Parent") and AMERICAN SEAFOODS COMPANY LLC ("Employer" or the "Company") and HALLVARD MURI who resides at 17071 12/th/ Avenue N.W., Shoreline, Washington 98177 ("Executive").

                                  WITNESSETH:

               WHEREAS, Employer desires to employ Executive and Executive desires to accept employment with Employer upon the terms and conditions hereinafter set forth;

               NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

               1. Employment Term. Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity of Executive Vice President Chief Financial Officer, for a term commencing on the date hereof and ending on the fifth anniversary of the date hereof (the "Initial Term"); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to the terms hereof. The term of this Agreement will automatically extend past the Initial Term for succeeding periods of one year each unless either party terminates this Agreement as of the end of the Initial Term, or as of the end of any subsequent one-year period (in either case, the "Termination Date"), by delivering notice to the other party specifying the applicable Termination Date not earlier than 180 days and not later than 120 days prior to the date so specified. "Employment Term" as used herein shall mean the term of this Agreement including any automatic extensions pursuant to the preceding sentence.

               2. Position and Duties. Executive shall (in accordance with
Section 12 hereof) diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business of Employer and the discharge of his duties hereunder. Executive's duties under this Agreement shall be to serve as Executive Vice President Chief Financial Officer, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors or similar governing body of Employer (the "Board") or its designees, and Executive shall report to the President of American Seafoods Company LLC. Executive shall also act as an officer and/or director and/or manager of such subsidiaries of Employer as may be designated by the Board, commensurate with Executive's office, all without further compensation, other than as provided in this Agreement.

               3. Compensation.

                  (a) Base Salary. Employer shall pay to Executive base salary compensation at an annual rate of $250,000. In January 2001 and annually thereafter, the Board

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shall review Executive's base salary in light of the performance of Executive and the Company, and may, in its sole discretion, increase or decrease (but not decrease below $250,000) such base salary by an amount it determines to be appropriate. Executive's annual base salary payable hereunder, as it may be increased or decreased from time to time, is referred to herein as "Base Salary." Base Salary shall be paid in equal installments in accordance with Employer's payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly

                  (b) Bonus. In addition to Base Salary, Executive may receive an annual bonus of an amount to be determined by the Board in its sole discretion, taking into consideration individual and corporate performance. Further, Executive shall be entitled to receive with respect to each fiscal year during the Employment Term a nondiscretionary bonus if the EBITDA (as defined on Schedule I hereto) of Parent and its subsidiaries in such fiscal year exceeds certain targets. The amount and calculation of such bonus are described with particularity on Schedule I hereto. In no event will (i) the nondiscretionary bonus be payable if at the time of payment or at any time during the year of measurement the Company was in default under any credit agreement relating to indebtedness for borrowed money or (ii) the annual bonus (including discretionary and nondiscretionary portions thereof) in any year exceed 150% of Executive's Base Salary. The annual bonus with respect to any year, if any, shall be paid within 30 days after the receipt by the Board of audited financial statements for Parent and its subsidiaries for the pertinent year.

                  (c) Equity Investment by Executive. Concurrently with the signing of this Agreement, Executive is purchasing, pursuant to a subscription agreement, dated as of the date hereof, between Executive and Parent, 2,500 Regular Units in Parent for an aggregate purchase price of $250,000. Executive's purchase of such partnership units is being funded by a loan in the amount of $250,000 from Parent to Executive pursuant to the terms and conditions of the loan documentation attached as Exhibit A hereto.

                  (d)  Option Grants.

                  (i) Concurrently with the signing of this Agreement, Company shall, grant Executive non-qualified options to purchase 5,550 Regular Units in Parent, at a per unit price equal to $100.

                  (ii) The grant of 5,550 options pursuant to this Paragraph 3(d) shall be comprised of 1,850 Series A Options, 1,850 Series B Options, and 1,850 Series C Options. All such options shall be subject to the terms and conditions set forth in the Option Agreements applicable to such Series, forms of which are attached hereto as Exhibits B-1, B-2 and B-3 and the American Seafoods L.P. Year 2000 Unit Option Plan referred to therein.

                  4. Benefits. Executive shall be eligible to participate in all employee benefit programs of Employer offered from time to time during the term of Executive's employment hereunder by Employer to employees or executives of Executive's rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case

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consistent with Employer's then-current practice as approved by the Board from time to time. The foregoing shall not be construed to require Employer to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that Employer and its affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive. As promptly as practical following the execution of this Agreement, Company shall credit Executive's deferred compensation account with the sum of $130,000. Executive hereby releases American Seafoods Company and its affiliates from all obligations, including deferred salary obligations, under Executive's existing employment contract, which is hereby terminated.

                   5. Vacation. Executive shall be entitled to up to four weeks of paid vacation per calendar year. A maximum of one week of vacation time may be carried over from one calendar year and into the following calendar year; provided however, that the vacation time be exercised prior to the end of the subsequent calendar year.

                   6. Expenses. To the extent that Executive's reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive's duties under this Agreement comply with Employer's expense reimbursement policy, are wholly or partially deductible by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended and are documented and substantiated by Executive as required by the Internal Revenue Service and the policies of Employer, Employer shall reimburse the Executive for such expenditures; provided documentation therefor is submitted not later than 45 days after such expense is incurred. In addition, Employer shall reimburse Executive for the cost of up to five advance puchase round trip coach class tickets from Seattle to Oslo.

                   7. Termination by the Company.

                      (a) Employer shall have the right to terminate the Employment Term under the following circumstances (and also as contemplated by Section 8(b)):

                      (i)   upon the death of Executive;

                      (ii) in the event of a disability which prevents or seriously inhibits Executive from performing his duties for 60 consecutive days as determined in good faith by the Board, upon 30 days written notice from Employer to Executive; or

                      (iii) for Cause (as defined below).

"Cause" as used in this Agreement shall mean (i) Executive's commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement or theft, (ii) Executive's engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect; to the Company or any of its subsidiaries, monetarily or otherwise, as determined by a majority of the Board; (iii) Executive's material malfeasance (including without limitation, any intentional act of fraud or theft), misconduct, or

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gross negligence in connection with the performance of his duties hereunder;
(iv) Executive's significant violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) Executive's material breach of this Agreement or of a material Company policy (including without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Company or a subsidiary); or (vi) Executive's refusal or failure to carry out directives or instructions of the Board that are consistent with the scope and nature of Executive's duties and responsibilities set forth herein, in the case of clause (v) or (vi) above, only if such breach or failure continues for more than 10 days following written notice from Employer describing such breach or failure.

                           (b)  If this Agreement is terminated pursuant to
Paragraph 7(a), or for any other reason (except by Executive pursuant to Paragraph 8 or by Employer other than pursuant to Paragraph 7(a)), Executive's rights and Employer's obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the date of termination. In addition, if the Executive is terminated pursuant to Paragraph 7(a)(i) or 7(a)(ii), Employer shall also pay Executive within 30 days following receipt of audited financial statements for the year during which such termination occurred, a prorated annual bonus in respect of the partial year during which such termination occurred, the amount to be equal to the full amount of the nondiscretionary bonus, if any, that would be due under Section 3(b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to such termination and the denominator of which is 365.

                   8.      Termination by Executive.

                           (a)   Executive shall have the right to terminate the
Employment Term for Good Reason (as defined below), upon 60 days' written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that Employer shall have 10 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. For purposes of this Agreement "Good Reason" shall mean:

                           (i) the Company's failure to pay or provide when due Executive's Base Salary, which failure is not cured within 10 days after the receipt by the Board from Executive of a written notice referring to this provision and describing such failure; or

                           (ii) the failure to continue Executive in his position as provided in Paragraph 1 or removal of him from such position; or

                           (iii) a material diminution of Executive's responsibilities, duties or status, which diminution is not rescinded within 30 days after the date of receipt by the Board from Executive of a written notice referring to this provision and describing such diminution.

                           (b)   If this Agreement is terminated pursuant to
Paragraph 8(a), or if Employer shall terminate Executive's employment under this Agreement other than pursuant to Paragraph 7(a), Executive shall be entitled to the following, which he acknowledges to be fair

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and reasonable, as his sole and exclusive remedy, in lieu of all other remedies at law or in equity for any such termination:

                         (i) Base Salary earned but not yet paid through the date of termination;

                         (ii) a prorated annual bonus in respect of the partial year during which such termination occurred, the amount to be equal to the full amount of the nondiscretionary bonus, if any, that would be due under Section 3(b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to such termination and the denominator of which is 365; and

                         (iii) an amount equal to Executive's actual Base Salary (not including any bonus paid or payable) for the 12-month period immediately prior to such termination (or the period during which Executive was employed by Employer if less than 12 months), payable in 24 equal installments during the 24-month period following such termination (the "Severance Pay Period").

In the event of any such termination, Executive shall use commercially reasonable efforts to secure alternative employment. During the last six months of the Severance Pay Period, any compensation, income or benefits earned by or paid to (in cash or otherwise) the Executive as an employee of or consultant to a company other than the Company shall reduce the amount of severance payments payable during such six-month period pursuant to Paragraph 8(b)(iii).

                         (c)   If Executive terminates his employment at any
time during the term of this Agreement other than pursuant to Section 8(a), without limiting or prejudicing any other legal or equitable rights or remedies which Employer may have upon such breach by Executive, Executive will receive his Base Salary earned but not yet paid though the date of termination.

               9. Special Termination Provisions. Anything herein to the contrary notwithstanding, in the event that (i) Executive chooses to terminate this Agreement and the Employment Term without Good Reason and delivers to employer a notice to such effect (a "Special Termination Notice") during calendar year 2001, and (ii) Executive continues to discharge his duties hereunder through the date that is 180 days following delivery of the Special Termination Notice (the "Special Termination Date"), then, (x) Executive will be deemed for all purposes under this Agreement and the Option Agreements relating to the options granted to Executive to have terminated this Agreement and the Employment Term without Good Reason as at the Special Termination Date, (y) the Company will, if and to the extent permitted by any credit agreement or other agreements relating to indebtedness for borrowed money, binding upon the Company or its affiliates, repurchase Executive's equity in Parent for the Formula Value (as hereinafter defined) thereof at the Special Termination Date or at such later date as such purchase is permitted by such credit agreement or other agreements (it being understood that the purchase price will be applied first to repay in full any loans from the Company or its affiliates to Executive) and
(z) the Company will reimburse Executive (in an aggregate amount not to exceed $20,000) for the following expenses that he may incur in relocating to Norway:
(I) the

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reasonable cost of round-trip airfare, hotel accommodations and related out-of-pocket expenses incurred by Executive and his family in connection with locating a residence in Norway and (II) the reasonable cost of transporting Executive's and his immediately family's household goods to Norway.

               As used in this Section 9:

               "Formula Value" means, at any date for any equity interest in Parent, the product of (A) the percentage interest in Parent that such equity interest represents on a Fully Diluted Basis; and (B) the amount by which (i) the product of five multiplied by the EBITDA (as defined on Schedule I hereto) of Parent and its subsidiaries for the four fiscal quarters most recently ended at the date of determination, exceeds (ii) the consolidated indebtedness for borrowed money of Parent and its subsidiaries as at the date of determination; and

               "Fully Diluted Basis" means a basis which assumes that each warrant, option or other equity equivalent of Parent that is exercisable or would become exercisable upon a sale of all of the equity of Parent at the date of determination is fully exercised and the exercise price therefor paid; provided however that (i) any such instrument that, on the date of determination, has an exercise price in excess of the Formula Value of the securities for which it is exercisable will be deemed not to have been exercised and (ii) any such instrument the vesting or exercisability of which depends upon the performance of the Parent or the results of a sale of the equity of Parent will be deemed exercised only to the extent, determined on an iterative basis, if appropriate, that such instrument would be exercisable upon such a sale of the equity of Parent.

               10. Services Unique. Executive recognizes that Executive's services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive's services and the provisions of Paragraph 12), the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein not withstanding, the Company may seek such equitable relief in a federal or state court in New York, and the Executive hereby submits to jurisdiction in those courts.

               11. Protection of the Company's Interests. To the fullest extent permitted by law, all rights worldwide with respect to any intellectual or other property of any nature conceived, developed, produced, created, suggested or acquired by Executive during the period commencing on the date hereof and ending six months following the termination of Executive's employment hereunder shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. Executive agrees to execute, acknowledge and deliver to Employer at Employer's request, such further documents as the Employer finds appropriate to evidence the Employer's rights in such property. Executive further acknowledges that in performing his duties hereunder, he will have access to proprietary and confidential information and to trade secrets of Employer and its affiliates. Any confidential and/or proprietary information of Employer or its affiliates shall not be used by Executive or disclosed or made

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available by Executive to any person except (i) as required in the course of
Executive's employment or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Employer or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify, Employer of such requirement so that Employer may seek to obtain a protective order. Upon expiration or earlier termination of the term of Executive's employment, Executive shall return to Employer all such information that exists in written or other physical form (and all copies thereof) under Executive's control.

          12.  Non-Competition.

               (a) Exclusivity of Employment. Executive agrees that his employment hereunder is on an exclusive basis, and that during the Employment Term, he will not engage in any other business activity. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from serving on the Boards of Directors of other corporations (subject to the approval of the Board which shall not be unreasonably withheld), from engaging in charitable and public service activities, or engaging in speaking and writing activities, or from managing his personal investments, provided that such activities are disclosed in writing to the Board in a notice that references this provision and do not interfere with Executve's availability or ability to perform his duties and responsibilities hereunder.

               (b) Noncompete. Executive agrees that during the Employment Term, and the Severance Pay Period (if applicable), and the 12-month period thereafter (except if Executive's employment is terminated for Cause or Executive terminates his employment without Good Reason, in which case such 12-month period shall be extended to a 24-month period), he shall not, directly or indirectly, engage in, or participate as an investor in, an officer, employee, director or agent of, or consultant for, any entity engaging in any line of business competitive with that of Employer or any of its subsidiaries, or any line of business which Employer or any of its subsidiaries is contemplating; provided however that, nothing herein shall prevent him from investing as less than a 5% shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Executive's participation in an entity in any of the foregoing capacities, other than participation described in the foregoing proviso, being sometimes referred to herein as being a "Participant."

               (c) Nonsolicitation of Employees. Executive agrees that during the Employment Term and the Severance Pay Period (if applicable), and the 36-month period thereafter (the "Nonsolicitation Period"), he will not directly or indirectly, employ, or be a Participant in any entity that employs, any person previously employed by the Company or any of its subsidiaries or in any way induce or attempt to induce any person to leave the employment of the Company or any of its subsidiaries.

               (d) Nonsolicitation of Customers. Executive agrees that during the Nonsolicitation Period, he will not directly or indirectly, solicit or do business with, or be a Participant in any entity that solicits or does business with, any customer of Employer or any of its subsidiaries, nor shall Executive in any way induce or attempt to induce any customer of

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Employer to do business with any person or entity other than Employer; provided that, the foregoing shall not restrict Executive or any entity in which he is a Participant from soliciting or doing business with any customer of Employer or any of its subsidiaries with respect to a business that is not competitive with the business of Employer or any of its subsidiaries or any line of business that Employer or any of its subsidiaries is contemplating. Notwithstanding the foregoing, after the expiration of the noncompetition period set forth in Paragraph 12(b), Executive may participate as an investor in, an officer, employee, director or agent of or consultant for an entity that does business with one or more customers of Employer so long as Executive has no contact with such customer and has no direct or indirect involvement in the solicitation of business from any such customer.

               (e) Standstill. Executive agrees that during the Nonsolicitation Period, Executive shall not, except at the specific written request of the Board:

               (i) engage in or propose, or be a Participant in any entity that engages in or proposes, a Rule 13e-3 Transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934) or any other material transaction, between Parent, Employer or any of its subsidiaries, on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;

               (ii) acquire any equity securities of Parent, Employer or any of its subsidiaries (other than partnership units issued to Executive by Parent or issued to Executive by Parent upon exercise of options issued to Executive by Parent), or be a participant in any entity that acquires any equity securities of Parent, Employer or any of its subsidiaries;

               (iii) solicit proxies, or be a Participant in any entity that solicits proxies, or become a participant in any solicitation of proxies, with respect to the election of directors of Parent, Employer or any of its subsidiaries in opposition to the nominees recommended by the Board of any such entity; or

               (iv) directly or indirectly, engage in or participate in any other activity that would be reasonably expected to result in a change of control of Parent, Employer or any of its subsidiaries.

The foregoing provisions of this Paragraph shall not be construed to prohibit or restrict the manner in which Executives exercises his voting rights in respect of partnership units in Parent acquired in a manner that is not a violation of the terms of this Paragraph 12.

          13. Nondisparagement. Executive will not at any time during or after this Agreement directly (or through any other person or entity) make any public or private statements (whether oral or in writing) which are derogatory or damaging to the Company, its business, activities, operations, affairs, reputation or prospects or any of its officers, employees, directors or shareholders. Employer will not at any time during or after the term of this Agreement directly (or through any other person or entity) make any defamatory public or private statements (whether oral or in writing) concerning the Executive.

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           14.   Representation of the Parties. Executive represents and
warrants to Employer and Parent that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. Each of Employer and Parent represents to Executive that it is a limited liability company or limited partnership, as applicable, and is duly organized and validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board or general partner, as applicable, to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.

           15. Key Man Insurance. Each of Employer and Centre Partners Management LLC or its affiliates (collectively, "Centre Partners") will have the right throughout the term of this Agreement, to obtain or increase insurance on Executive's life in such amount as the Board or Centre Partners (as applicable) determines, in the name of Employer or Centre Partners, as the case may be, and for its sole benefit or otherwise, in the discretion of the Board or Centre Partners (as applicable). Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with each of Employer and Centre Partners as Employer or Centre Partners (as applicable) may request in connection with any such insurance. Executive warrants and represents that, to his best knowledge, he is in good health and does not suffer from any medical condition which might interfere with the timely performance of his obligations under this Agreement.

           16. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 16, except that any such change of address notice shall not be effective unless and until received.

           If to the Employer or Parent:

           c/o Centre Partners Management LLC
           30 Rockefeller Plaza
           Suite 5050
           New York, New York 10020
           Facsimile: 212-332-5801
           Attention: Scott Perekslis.

           with a copy to:

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           O'Melveny & Myers LLP
           153 East 53/rd/ Street
           New York, New York 10022
           Facsimile: 212-326-2061
           Attention: Jeffrey J. Rosen, Esq.

           If to the Executive, to his address set forth above.

           17.   Entire Agreement, Amendments, Waivers, Etc.

                 (a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.

                 (b) This Agreement, together with the Exhibits and Schedules hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.

                 (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

                 (d) This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors, administrators and legal representatives, by the Company and its successors and assigns, by Parent and its successors and assigns and, with respect to Paragraph 15, Centre Partners and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. Each of the Company and Parent may assign its rights under this Agreement to any successor by merger, consolidation, purchase of all or substantially all of its and its subsidiaries' assets, or otherwise; provided that such successor assumes all of the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

                 (e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

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               18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

               19. Right to Equitable Relief. Executive recognizes that Employer will have no adequate remedy at law for his breach of any provision of Paragraph 11, 12 or 13 and in the event of any such breach or threatened breach he agrees that Employer shall be entitled to obtain equitable relief in addition to other remedies available at law and/or hereunder.

               20. Taxes. All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise shall be subject to all applicable federal, state and local tax withholding laws.

               21. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits, Schedules and Paragraphs refer to Exhibits and Schedules to and Paragraphs of this Agreement.

               22. Arbitration. Any dispute or controversy between Employer and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in New York, New York, administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Executive.

               23. Survival. Executive's obligations under the provisions of Paragraphs 11, 12 and 13, as well as the provisions of Paragraphs 6, 7(b), 8(b) and 16 through and including 20 and Paragraphs 22 and 23, shall survive the termination or expiration of this Agreement.

               24. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    EMPLOYER:

                                    AMERICAN SEAFOODS GROUP LLC

                                    By  /s/ Bernt O. Bodal
                                       ---------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Managing Director

                                    EXECUTIVE:

                                    /s/ Hallvard Muri
                                    ------------------------------------
                                    Hallvard Muri

                                    AMERICAN SEAFOODS:

                                    AMERICAN SEAFOODS, L.P.
                                    By: ASC Management, Inc., its General
                                        Partner

                                    By  /s/ Bernt O. Bodal
                                       ---------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: President

                                   SCHEDULE I

                                BONUS CALCULATION

               Subject to the terms and conditions of Section 3(b) (including, the requirement that there shall have occurred no default under credit agreements applicable to Employer or its affiliates), the nondiscretionary bonus described in Section 3(b) for any fiscal year shall be equal to (i) if EBITDA for such fiscal year is less than 80% of Target EBITDA for such fiscal year, zero dollars; (ii) if EBITDA for such fiscal year exceeds 120% of Target EBITDA for such fiscal year, 150% of Executive's Base Salary for such fiscal year; and
(iii) if neither (i) nor (ii) applies, the product of 150% of Executive's Base Salary during such fiscal year multiplied by a fraction, the numerator of which is the amount by which EBITDA for such fiscal year exceeds 80% of Target EBITDA for such fiscal year, and the denominator of which is 40% of Target EBITDA for such fiscal year. Such bonus shall be determined by the Board in good faith on the basis of the audited financial statement of Parent and its subsidiaries.

               For these purposes:

               "EBITDA" means, for any period, the sum of the amounts for such period of (i) net income (or loss) (excluding (I) interest income, (II) noncash income items (other than ordinary accruals) and (III) extraordinary items), plus
(ii) to the extent deducted in determining consolidated net income, (x) interest expense, (y) provisions for taxes based on net income and (z) depreciation and amortization expense, each as determined for the Partnership and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principals, consistently applied, except that no effect shall be given to noncash gains and losses on foreign exchange contracts. EBITDA for any period shall be determined by the Board acting in good faith following receipt of audited financial statements for the relevant period and shall reflect as expenses (determined on an iterative basis if necessary) any bonuses payable in respect of such year.

               "Target EBITDA" means, for any fiscal year, the amount set forth in the table below opposite such fiscal year.

                              ANNUAL EBITDA TARGET

               ---------------------------------------------------
                     FISCAL YEAR                   EBITDA
                                                (in millions)
               ---------------------------------------------------
                       2000                        $ 88.6
               ---------------------------------------------------
                       2001                        $106.8
               ---------------------------------------------------
                       2002                        $109.9
               ---------------------------------------------------
                       2003                        $111.4
               ---------------------------------------------------
                       2004                        $116.4
               ---------------------------------------------------

                                      I-1